Exhibit 99.1
Warwick Valley Telephone Reports Preliminary Unaudited Financial Information
Warwick Valley Telephone Company (Nasdaq: WWVY; the “Company”) announces certain preliminary, unaudited financial information regarding the results of the Company’s operations for the three and six month periods ended June 30, 2005.
On a year over year basis, for the three months ended June 30, 2005, total Operating Revenues are expected to decline approximately $0.5 million (or 8%) principally due to a decrease in revenues from network access charges, long distance network services and sales and other ancillary revenues, including circuit revenues, reciprocal compensation, billing and collection, co-location rent and inside wiring revenues. The Company’s Operating Expense is expected to increase $0.45 million (or 7%) mostly due to increased professional fees for services related to ongoing efforts to comply with Section 404 of the Sarbanes-Oxley Act. Consequently, net income is expected to decrease $0.19 million (or 10%). Earnings from equity investments, primarily from the Company’s limited partnership interest in the Orange County-Poughkeepsie Limited Partnership are expected to decline $0.19 million (or 7%). The Company realized an approximate pretax gain of $0.9 million upon the release of funds held in escrow associated with its previously announced sale of the Company’s interest in DataNet.
Additionally, on a year over year basis for the six months ended June 30, 2005, total Operating Revenues are expected to decline $0.85 million (or 6%) principally due to a decrease in revenues from network access charges, long distance network services and sales and other ancillary revenues, including circuit revenues, reciprocal compensation, billing and collection, co-location rent and inside wiring revenues. The Company’s Operating Expense is expected to increase $0.58 million (or 4%) mostly due to increased professional fees for services related to ongoing efforts to comply with Section 404 of the Sarbanes-Oxley Act. Consequently, net income is expected to decrease $0.33 million (or 8%). Earnings from equity investments for the six months ended June 30, 2005, mainly due to the Company’s limited partnership interest in the Orange County-Poughkeepsie Limited Partnership decreased 1%. The Company realized an approximate pretax gain of $0.9 million upon the release of funds held in escrow associated with its previously announced sale of the Company’s interest in DataNet. The foregoing results are preliminary and unaudited and are subject to adjustment.